Exhibit 10.2

October 25, 2014

Matthew Sydney
539 Brandymede Road
Bryn Mawr, PA 19010

Dear Matt,

I am pleased to offer you a promotion to the position of Executive Vice President, Sales and Marketing at HealthEquity, Inc. (hereinafter referred to as the “Company”) upon the following terms and conditions:

DATE OF COMMENCEMENT
Your promotion will be effective as of November 1, 2014 (the “Effective Date”).  This offer is contingent upon the completion of a successful background and credit check, and the execution of the Team Member Confidentiality and Intellectual Property Transfer Agreement containing non-compete, non-solicit and non-disclosure provisions attached to this offer letter as Exhibit A.

COMPENSATION PACKAGE
Your compensation (including salary and bonus) will remain unchanged for the balance of our 2015 fiscal year.

Commencing February 1, 2015, your base salary will be equal to $200,000.00 per year and will be payable twice monthly on the 15th and last day of every month, over a total of 24 pay periods per calendar year.

As the Executive Vice President, Sales and Marketing, commencing with the 2016 fiscal year, you will participate in an executive sales bonus plan, pursuant to which you will be eligible to earn an annual target bonus equal to up to $185,000 upon the achievement of certain performance targets, 20% of which will be tied to the achievement of Company-wide goals, and the remaining 80% of which will be tied to the sales team meeting sales targets.  In addition, if the Company’s sales performance exceeds “target performance,” you will be eligible to receive an additional “kicker” bonus equal to up to $50,000 (if the Company achieves at least 115% of target performance but not more than 125% of target performance), up to $100,000 (if the Company achieves at least 125% of target performance but not more than 150% of target performance) or up to $140,000 (if the Company achieves at least 150% of target performance).  There will be no interpolation of performance between target levels.

In determining the amount of bonus actually earned and payable to you under the Company executive sales bonus plan, the Company will consider your personal performance in addition to the achievement of Company wide goals and the sales team meeting its sales targets. Bonuses are not guaranteed and must be approved by the Compensation Committee of the Board of

Directors (the “Compensation Committee”) of the Company.  Additional details regarding the bonus policy will be available in the executive sales bonus plan to be adopted by the Compensation Committee.

As part of any bonus earned under the executive sales bonus plan described above, you will be eligible to earn a payment equal to $.40 per newly activated Health Savings Account for which the Company acts as sole custodian of account funds and is permitted to earn normal rates of return on those funds, excluding any Health Savings Accounts acquired from third parties, calculated at the end of each month and payable in the month following the month in which the new Health Savings Account is activated.  Notwithstanding anything in this offer letter to the contrary, any amount payable to you under this paragraph during the fiscal year will reduce the amount of the annual bonus that you are otherwise eligible to receive from the Company for such fiscal year.

Subject to approval by the Compensation Committee and ratification by the Board, you will also be granted 100,000 non-qualified stock options to purchase the Company’s common stock pursuant to the Company’s 2014 Equity Incentive Plan (the “Equity Plan”) at an exercise price equal to the fair market value of the underlying common stock as of the date of grant, which will be as of the effective date of your appointment. Subject to your continued employment with the Company through each applicable vesting date, your rights to the stock options to purchase 50,000 of the Company’s common shares will vest ratably over a four year period, with 25% vesting on each anniversary of the Effective Date and your rights to the stock options to purchase the other 50,000 shares of the Company’s common stock will vest upon the achievement of certain performance criteria.  The performance based vesting stock options vest upon the Company’s attainment of the following performance criteria: (a) 10% of the stock options will vest upon attainment of at least $34.5 million in Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) for the fiscal year 2016, (b) 20% of the stock options will vest upon the attainment of an annual growth rate of Adjusted EBITDA per share of common stock of 30% for the fiscal year 2017, (c) 30% of the stock options will vest upon the attainment of an annual growth rate of Adjusted EBITDA per share of common stock of 30% for fiscal year 2018, and (d) 40% of the stock options vest upon the attainment of an annual growth rate of Adjusted EBITDA per share of common stock of 25% for fiscal year 2019.  In addition, the stock options will be subject to the terms of the Equity Plan and the Company’s form of Nonstatutory Stock Option Agreement.  Once the Compensation Committee has approved the grant of stock options, you will receive additional information regarding the Equity Plan and a copy of the Nonstatutory Stock Option Agreement evidencing your grant.

“AT WILL” EMPLOYMENT
Your employment with the Company is “at will,” which means that either you or the Company may terminate the relationship at any time.  As such, neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Should you have any questions, feel free to contact me at (801)727-1274.
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Kindly indicate your understanding and acceptance of this offer letter by signing below and returning a copy of the entire document to the People Department.

We look forward to having you continue your association with HealthEquity, Inc. and anticipate a long and successful future together.

Sincerely,

/s/ Natalie Atwood

Natalie Atwood
VP, People
HealthEquity, Inc.

ACCEPTANCE OF POSITION:

By signing this offer letter, I, Matthew Sydney, accept the job offer of Executive Vice President, Sales and Marketing, at HealthEquity, Inc.

_/s/Matthew Sydney______________________________	October 26, 2014_____
Signature	Date

Exhibit A
Team Member Confidentiality and
Intellectual Property Transfer Agreement
 (see attached)

Team Member Confidentiality and Intellectual Property Transfer Agreement
This TEAM MEMBER CONFIDENTIALITY AGREEMENT (“Agreement”), signed on the dates set forth below to be effective as of November 1, 2014 (“Effective Date”), is entered into by and between HealthEquity, Inc., a Delaware corporation (“Company”), and Matthew Sydney a resident of the state of Pennsylvania (“Team Member”).  Company and Team Member are referred to collectively herein as the “Parties.”
Recitals
A.            Team Member is employed by Company; employment creates a relationship of confidence and trust between Team Member and Company with respect to certain information applicable to the business of Company, its Team Members, and its clients or customers.
B.            Company possesses and will continue to possess information that has commercial value and/or is protected by privacy laws, and as such, requires the protection through this Agreement.
C.            “Confidential Information” for purposes of this Agreement includes, without limitation, all of the following:  designs; improvements; inventions; software and system architecture; processes; computer programs; know-how; data; formulas and algorithms, marketing and business plans; strategies; budgets, forecasts, projections, and financial statements; costs; fee schedules; client and supplier lists; client and prospective client databases; contractual terms; access codes and similar security information and procedures; and all patents, copyrights, maskworks, trade secrets and other proprietary rights relating thereto; personal identity, financial, health, and contact information of the members/customers and other employees, directors, and investors of Company.  However, that the term “Confidential Information” shall not include any of the foregoing that is in the public domain.
D.            Team Member recognizes that any unauthorized use or disclosure of Confidential Information would cause serious injury to Company, and that Company’s willingness to employ or continue to employ Team Member depends upon Team Member’s commitment to protect Company’s Confidential Information and to comply with all of the provisions of this Agreement.
Agreement
Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Team Member hereby agree as follows.
1.            Protection of the Confidential Information.  At all times during and after Team Member’s employment, Team Member shall hold all Confidential Information in confidence.  Team Member shall not disclose, retain, copy, or permit any unauthorized person to disclose or copy any of the Confidential Information, except as may be necessary for the conduct of Company’s business.  Team Member shall not use Confidential Information except as necessary to perform Team Member’s duties as an employee of Company as provided in this Agreement and as described in Company’s offer of employment to Team Member or in Team Member’s job description.

2.            Exceptions.  The confidentiality obligations under Section 1 do not prevent the use or disclosure by Team Member of information that (a) is required by law to be disclosed, but only to the extent that such disclosure is legally required, (b) becomes a part of the public knowledge other than by a breach by Team Member of an obligation of confidentiality, or (c) is rightfully received from a third party and neither Company nor Team Member is obligated to hold such information confidential.  If Team Member is requested by a government agency or by a court order to disclose Confidential Information, to the extent permitted by law, Team Member shall use reasonable efforts to notify Company of the request to allow Company to file legal objections to such disclosure.

3.            Return of Confidential Information.  Upon Company’s request, and in any event upon termination of Team Member’s employment by Company for any reason, Team Member shall promptly return to Company all materials in Team Member’s possession or control that contain or represent Confidential Information.

4.            Non-Competition.

(a)     Acknowledgement.  Team Member acknowledges that (i) Company is engaged in consumer driven health care, particularly in the business of acting as custodian or administrator for medical payment reimbursement accounts including but not limited to health savings accounts, flexible spending accounts and health reimbursement accounts (the “Business”); (ii) the Business is expected to be conducted throughout the United States; (iii) Team Member’s work for Company will give Team Member access to trade secrets and confidential information concerning Company and the Business, including, without limitation, proprietary information and trade secrets and personal health and/or business information of Company’s customers; and (iv) Company and its affiliates may be harmed if Team Member competes with, or assists other persons in competing with, Company and/or any of its affiliates.

(b)     Covenant Not to Compete.  Therefore, during Team Member’s employment by Company and for a period of six (6) months from the date of a termination of Team Member’s employment with Company by Team Member’s voluntary action or by Company for “Cause” (defined below), and without the prior written consent of Company, Team Member shall not, anywhere in the United States: (i) accept employment with or render any service to a Direct Competitor of Company, or create or engage in creating or conducting a Competing Business (each, defined below), or (ii) develop, create, market, sell, promote, distribute, license or commercialize any product or service that competes with the Business.  For a Team Member termination “Without Cause” (defined below) there will not be a period of non-competition that would prevent Team Member from accepting employment from a competitor or participating in a Competing Business.  Regardless of the type of termination, all confidentiality restrictions will be maintained to protect Confidential Information.

(c) “Direct Competitor” and “Competing Business” for purposes of this Agreement means any division of a business or entity that is engaged in the Business as defined in paragraph 4 (a) above.
(d) “Cause” for purposes of this Agreement, means the occurrence of any one of the following events:

(i)     Team Member’s willful and material breach of any provision of this Agreement or of another written agreement entered into between Company and Team Member, which breach is not cured within ten (10) days after Company provides Team Member with written notice of the nature and existence of such material breach;

(ii)     Team Member’s action, or failure to act, in a manner that violates Company’s policies, including but not limited to any policy concerning sexual harassment, substance abuse, as such policies may be in effect from time to time, if such violation of Company’s policy would generally result in the termination of employment of a Company employee;

(iii) Fraud by Team Member relating to Company’s business;
(iv) Commission by Team Member of a criminal offense or act of moral turpitude that constitutes a felony in the jurisdiction in which the offense is committed; or

(v)     Team Member’s unwillingness to perform the duties for which Team Member was hired or retained which unwillingness to perform is not cured within thirty (30) days after Company provides Team Member with written notice of the nature and existence of such unwillingness to perform.

(e)     “Without Cause.”  Company shall be entitled to terminate Team Member’s employment at any time without Cause.  “Without Cause” shall mean, for purposes of this Agreement, for any reason that is not “Cause” as defined herein.

(f)     Additional Acknowledgement.  Team Member acknowledges that the restrictions imposed by this Agreement, including, but not limited to, in this Section 4 of this Agreement are reasonable and will not preclude Team Member from being gainfully employed following a termination of employment with Company.

(g)     Enforceability.  If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Section 4 of this Agreement is unenforceable, it is the intention of the Parties that this Section 4 of this Agreement shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Section 4 of this Agreement in the jurisdiction of the court that has made the adjudication.

5.            Work Product. Any work product produced or developed by Team Member in the performance of Team Member’s job duties constitutes Confidential Information subject to the provisions of this Agreement.  In addition, any work product produced or developed by Team Member is considered the intellectual property of Company.  Team Member agrees to perform all acts necessary to perfect any transfer of titles to such intellectual properties to Company.

6.            Covenant Not to Solicit.  During the term of employment and for a period of one year from the date of any termination of Team Member’s employment with Company for any reason:

(a) Team Member shall not solicit for employment, or assist any other non-Company owned entity in employing or soliciting for employment any individual who is then an employee of Company.

(b)     Team Member shall not solicit or influence any client or customer of Company either directly or indirectly to use or purchase services that are in direct competition to those offered by Company.  Notwithstanding the forgoing; after the termination of Team Member’s employment, Team Member, either for himself/herself or on behalf of another entity, is allowed to respond to any client or customer’s published request for proposal.

(c)     Team Member shall not negatively influence or attempt to negatively influence any investor or potential investor in Company.  Team Member’s action is considered to be in violation of this subsection (c) if either the list of the investors or potential investors was obtained through Team Member’s employment with Company; or Team Member attempts to persuade an investor or potential investor to take adverse action against the Company using nonfactual factors.

7.            Miscellaneous.

(a)     Equitable Remedies. Team Member acknowledges that breach of this Agreement may cause Company to suffer irreparable harm for which monetary damages may be inadequate compensation. Team Member agrees that Company will be entitled to seek an injunction restraining any actual or threatened breach of this Agreement, or specific performance, if applicable, in addition to any monetary damages.

(b)     Employment Relationship. The employment relationship between the Parties will be governed by a letter from Company offering employment to Team Member, dated October 25, 2014 and describing Team Member’s, compensation, duties and responsibilities (the “Offer Letter”), and this Agreement.  Notwithstanding anything to the contrary contained herein, Team Member’s employment is considered to be “at will” and may be terminated by Company at any time for any reason or no reason.

(c)     Entire Agreement. This Agreement and the Offer Letter set forth the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior agreements, whether written or oral.

(d)     Waiver and Amendment. This Agreement may be amended only by a writing signed by both parties hereto. No oral waiver, amendment or modification of this Agreement shall be effective under any circumstances. The waiver by Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach of this Agreement by Team Member.

(e)     Successors and Assigns. This Agreement may not be assigned by Team Member, but Company may assign any or all of its rights under this Agreement to any affiliate or subsidiary company of Company, so long as Company remains liable for the performance of this Agreement by that affiliate or subsidiary including the payment obligations of Company hereunder.  Except as provided in the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective personal representatives, successors and assigns.

(f) Severability. Should any provision of this Agreement be considered unenforceable by a court of law, the remainder of this Agreement shall remain in force to the fullest extent permitted by law.
(g) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah.
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[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the dates set forth below, to be effective as of the Effective Date.
HEALTHEQUITY, INC.

By:	/s/ Natalie Atwood
Name:	Natalie Atwood
Title:	VP of People

Date:	October 25, 2014

TEAM MEMBER

By:	/s/ Matthew Sydney
Name:	Matthew Sydney
Title:	Executive Vice President, Sales and Marketing

Date:	October 26, 2014

[Signature Page to M. Sydney’s Team Member Confidentiality and Intellectual Property Transfer Agreement]